UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2010

Avon Products, Inc.

(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas

New York, New York 10105-0196

(Address of principal executive offices) (Zip Code)

(212) 282-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Avon Products, Inc. Compensation Recoupment Policy

On March 11, 2010, the Board of Directors of Avon Products, Inc. (the “Company”) adopted the Avon Products, Inc. Compensation Recoupment Policy (the “Recoupment Policy”), which covers approximately forty executives, including the named executive officers. The Recoupment Policy is intended to help deter actions that could potentially harm the financial position of the Company and its shareholders and to support the Company’s pay for performance executive compensation philosophy.

The Recoupment Policy generally permits the Compensation Committee of the Company’s Board of Directors (the “Committee”), in the event of a financial restatement, material incorrect calculation of performance metrics or ethical misconduct by a covered executive that leads to a financial restatement or has a material adverse effect on the Company, to recover annual and long-term incentive awards and equity awards that were granted, earned, paid, or outstanding during the period covered by the financial restatement or the three-year period following the date of misconduct.

The above summary is qualified by reference to the text of the Recoupment Policy that is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Avon Products, Inc. Change in Control Policy

On March 11, 2010, the Committee adopted the Avon Products, Inc. Change in Control Policy (the “Change in Control Policy”), which covers approximately twelve senior executives, including the named executive officers, other than the chief executive officer. The Change in Control Policy is based on competitive practice with the objective of attracting senior executives and motivating and retaining them in the event of a potential change in control. Generally, the Company believes that having these provisions will help ensure that, in the event of a change in control, members of senior management can act in the best interests of the shareholders without concern for the uncertainty and distraction that would result from the effects a change in control could have on their personal situations.

The Change in Control Policy provides for consistent treatment for all covered executives, specifically providing for payments to be made upon a “double trigger,” i.e., in the event of an involuntary separation from service or termination by a covered executive for good reason within two years after a change in control, which reflects shareholder input and considerations. “Change in control” generally means an event that would be considered a change in control under Section 409A of the Internal Revenue Code and the regulations issued thereunder and which includes:

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•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

•

a majority of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•

a sale of a substantial portion of the Company’s assets (40% or more of the total value) within a 12-month period, unless the recipient of the assets is (i) a subsidiary of the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity at least 50% owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for Company stock.

In the event of qualifying termination following a change in control, a covered executive is generally entitled to receive (i) two times base salary at the greater of the rate in effect immediately prior to his or her separation date or the day immediately prior to the change in control; (ii) two times the greater of the annual incentive bonus that he or she would have received if the bonus was achieved at target for the year in which the separation occurs or the year in which the change in control occurs; and (iii) continued participation in the Company’s medical/welfare benefit plans for two years, as well as two additional years of service and age credits under the Company’s nonqualified defined benefit plan.

The Change in Control Policy supersedes individual arrangements upon a change in control that are in place for certain of the covered executives, including the named executive officers, other than the chief executive officer.

The above summary is qualified by reference to the text of the Change in Control Policy that is filed herewith as Exhibit 10.2 and incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1 Avon Products, Inc. Compensation Recoupment Policy

Exhibit 10.2 Avon Products, Inc. Change in Control Policy

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By:	/s/ Kim K.W. Rucker
Kim K.W. Rucker
Senior Vice President, General Counsel and
Corporate Secretary

Date: March 17, 2010

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Avon Products, Inc. Compensation Recoupment Policy

Exhibit 10.2	Avon Products, Inc. Change in Control Policy